EXHIBIT 10.20

Prof. Dr. med. Oliver Wiedow

Forstweg 55

D-24105 Kiel

Germany

Kiel, on February 10th, 2013

Proteo, Inc.

Att:	Chief Executive Officer

Ms. Birge Bargmann

2102 Business Center Drive

Irvine, CA 92612

USA

Re:	Elafin License Agreement

Dear Ms. Bargmann,

This is to confirm certain agreements and understandings reached between me and Proteo, Inc. in December 2012 based on the following background:

Pursuant to the provisions of the license agreement between Proteo, Inc. (hereinafter “Licensee“) and myself (hereinafter “Licensor“, Licensee and Licensor collectively the “Parties”) dated December 30th, 2000 as amended on December 23rd, 2008 and February 6th, 2012 (hereinafter the “License Agreement“), Licensee promised to pay certain amounts to Licensor. In December 2007, December 2008 and February 2012, Licensee paid to Licensor 30,000 Euros per year and no other payments were made under the License Agreement to Licensor as of February 10th, 2013. I herewith confirm that based on the foregoing we have agreed on the following in December 2012:

1.	The Parties herewith agree that Licensor defers to April 15, 2015 the installment payable by Licensee in the amount of 330,000 Euros, which otherwise would be due on December 31, 2012 (30,000 €), on April 15, 2013 (60,000 €), on December 31, 2013 (120,000 €) and on December 31, 2014 (120.000 €) (hereinafter the “Deferral”).

2.	In the event that the Company's financial condition improves, the Parties would endeavor to enter in good faith negotiations to accelerate the payments.

3.	Neither the Deferral under Section 1 hereof nor the willingness to negotiate accelerated payments as provided for in Section 2 hereof, would constitute a waiver of or estoppel to Licensor‘s rights to already existing or future payment obligations under the License Agreement.

Please confirm by respective countersignature that you are in agreement with this letter and with this confirmation of our agreement from December 2012.

Kind regards,

/s/ Oliver Wiedow

Prof. Dr. med. Oliver Wiedow

We agree to the foregoing

Proteo, Inc., on February 10th, 2013

/s/ Birge Bargmann

Birge Bargmann, Chief Executive Officer